UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 13, 2020

SCULPTOR CAPITAL MANAGEMENT, INC.

(Exact name of registrant, as specified in its charter)

Delaware	001-33805	26-0354783
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 West 57th Street, New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

212-790-0000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Shares	SCU	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Credit Agreement

On November 13, 2020 (the “Closing Date”), Sculptor Capital LP (the “Borrower”), Sculptor Capital Advisors LP (“Advisors”) and Sculptor Capital Advisors II LP (“Advisors II” and, together with Advisors and the Borrower, the “Operating Partnerships”), each of which is a subsidiary of Sculptor Capital Management, Inc. (the “Company”), closed that certain Credit and Guaranty Agreement (the “Credit Agreement”), consisting of a $320 million senior secured term loan facility (the “Term Loan Facility”) and $25 million senior secured revolving credit facility (the “Revolving Credit Facility”), among the Operating Partnerships, certain other guarantors party thereto from time to time, the lenders party thereto from time to time and Delaware Life Insurance Company (“Delaware Life”), as administrative agent (“Administrative Agent”) and as a lender. On the Closing Date, the Borrower borrowed the full amount available under the Term Loan Facility. The Revolving Credit Facility and the Term Loan Facility mature six and seven years, respectively, after the Closing Date. Additional details related to the terms of the Credit Agreement can be found in the Company’s Current Report on Form 8-K filed September 25, 2020.

Warrants

On the Closing Date, the Company issued to Delaware Life two warrants to purchase 4,338,015 shares of Class A common stock of the Company in the aggregate. The warrants have a 10 year term and an initial exercise price per share equal to $11.93. In lieu of making a cash payment otherwise contemplated upon exercise, the holder may exercise the warrants in whole or in part to receive a net number of shares of Class A common stock calculated pursuant to the formula set forth in the warrants. In addition, one of the warrants provides that, upon exercise in whole or in part by the holder, the Company may decide in its sole discretion whether the holder’s exercise of such warrant will be settled by delivery of shares of Class A common stock (which shares may be reduced to a net number of shares of Class A common stock in accordance with the procedure described in the preceding sentence) or by the Company’s payment to the holder of an amount in cash equal to the Black- Scholes value as provided for in the applicable warrant agreement. The exercise price is subject to reduction from time to time, as provided for in the warrant agreements, with respect to any dividends paid on the Class A common stock. The warrants provide for customary adjustments in the event of a stock split, stock dividend, recapitalization or similar event and if the Company undergoes a change of control prior to the expiration date, the holder has the right to require the Company to repurchase the warrant at the Black-Scholes value as provided for in the warrant agreement. The warrants also provide for a restriction on transfers and other dispositions for 18 months, subject to certain exceptions.

The description of the warrants contained in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the full text of the warrants, copies of which are filed hereto as Exhibit 4.1 and 4.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Board Representation Agreement

On the Closing Date, the Company and Delaware Life entered into a board representation agreement (the “Board Representation Agreement”). Pursuant to the terms of the Board Representation Agreement, Delaware Life designated, and the board of directors of the Company (the “Board”) appointed, Bharath Srikrishnan to serve on the Board, and, subject to the terms of the Board Representation Agreement, Delaware Life has the right to nominate one director for election or re-election to the Board for so long as Delaware Life (including its affiliates and certain other entities from time to time upon mutual agreement of the Company and Delaware Life) continues to beneficially own at least 50% of the voting stock of the Company beneficially owned by it on the Closing Date (the “Board Right Period”). During the Board Right Period the Company agrees, subject to the terms of the Board Representation Agreement, to use commercially reasonable efforts to procure the election or re-election of such designee to the Board. Pursuant to the Board Representation Agreement, Mr. Srikrishnan agreed to resign from the Board upon Delaware Life no longer beneficially owning at least 50% of the vote stock of the Company beneficially owned by it on the Closing Date or upon the written request of Delaware Life.

The description of the Board Representation Agreement contained in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the full text of the Board Representation Agreement, a copy of which is filed hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

Termination of Existing Senior Credit Facility

On the Closing Date, in connection with the entry into the Credit Agreement as described in Item 1.01 above, the Borrower repaid all obligations under that certain Credit and Guaranty Agreement, dated as of April 10, 2018 (as amended, the “Existing Senior Credit Facility”), among the Operating Partnerships, the other guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent. Upon the repayment of all obligations, all guarantees of, and all liens securing, the obligations under the Existing Senior Credit Facility were released, and the Existing Senior Credit Facility was terminated.

Termination of Existing Subordinated Credit Facility

On the Closing Date, in connection with the entry into the Credit Agreement as described in Item 1.01 above, the Operating Partnerships repaid all obligations under that certain Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019 (the “Existing Subordinated Credit Facility”), by and among the Operating Partnerships, the other guarantors party thereto, the lenders party thereto and Wilmington Trust, National Association, as administrative agent. Upon the repayment of all obligations, all guarantees of the obligations under the Existing Subordinated Credit Facility were released, and the Existing Subordinated Credit Facility was terminated.

Redemption of Preferred Units

On the Closing Date, in connection with entry into the Credit Agreement as described in Item 1.01 above, each of the Operating Partnerships delivered a notice of redemption to holders of the Class A Cumulative Preferred Units (the “Preferred Units”) having the terms set forth in the Unit Designation of the Preferences and Relative, Participating, Optional and Other Special Rights, Powers and Duties of the Class A Cumulative Preferred Units dated as of February 7, 2019 of each of the Operating Partnerships (collectively, the “Preferred Unit Designations”) notifying such holders of each such Operating Partnership’s election to redeem the Preferred Units in full. In addition, on the Closing Date, the Operating Partnerships paid the applicable redemption price to all such holders of the Preferred Units to redeem the Preferred Units in full, and the Preferred Unit Designations were terminated.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 13, 2020, the Board appointed Bharath Srikrishnan to serve as a Class II director of the Company, effective as of November 13, 2020, for a term that coincides with the remainder of the three-year term of the existing Class II directors, at which point it is anticipated that he will stand for reelection. Mr. Srikrishnan will hold office until the 2021 annual meeting of shareholders and until his successor is elected and qualified. The Board does not expect to appoint Mr. Srikrishnan to any Board committee at this time.

Mr. Srikrishnan is a managing director of Pine Brook Road Advisors, L.P. (“Pine Brook”). Mr. Srikrishnan joined Pine Brook in September 2015 and serves as a member of the financial services investment team and the investment committee of Pine Brook. From March 2011 through September 2015, Mr. Srikrishnan was a managing director at Five Mile Capital Partners, where he was responsible for leading the firm’s financial services investment activities. From January 2007 through February 2011, Mr. Srikrishnan was a principal of Lee Equity Partners, where he focused on making financial services private equity investments. Mr. Srikrishnan received his Bachelors of Science (Cum Laude) in Finance, Operations and Strategic Management in 2000 from Boston College.

Mr. Srikrishnan was designated by Delaware Life for appointment to the Board pursuant to the Board Representation Agreement described under Item 1.01 of this Current Report on Form 8-K.

In connection with Mr. Srikrishnan’s appointment to the Board, he will be entitled to coverage under the directors and officers liability insurance maintained by the Company and all rights to indemnification, advancement of expenses and exculpation as are made available to directors generally.

Item 7.01	Regulation FD Disclosure.

On November 13, 2020, the Company issued a press release announcing the closing of the Credit Agreement and the appointment of Mr. Srikrishnan to the Board. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for any purpose, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

    The following exhibits are being filed with this Current Report on Form 8-K.

Exhibit No.	Description

4.1	Sculptor Capital Management, Inc. Warrant to Purchase Class A Common Stock.

4.2	Sculptor Capital Management, Inc. Warrant to Purchase Class A Common Stock or Receive Cash Equivalent Amounts.

10.1	Board Representation Agreement, dated as of November 13, 2020 by and among the Sculptor Capital Management, Inc. and Delaware Life Insurance Company.

99.1	Press Release issued by Sculptor Capital Management, Inc. on November 13, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

SCULPTOR CAPITAL MANAGEMENT, INC.

By:	/s/ Thomas M. Sipp
Name:	Thomas M. Sipp
Title:	Chief Financial Officer and
Executive Managing Director

Dated: November 13, 2020